Exhibit 10.5
FIRST AMENDMENT
TO THE
PNM RESOURCES, INC.
AFTER-TAX RETIREMENT PLAN
Effective as of January 1, 2009, PNM Resources, Inc. (the “Company”) adopted the PNM Resources, Inc. After-Tax Retirement Plan (the “Plan”). By this instrument, the Company now desires to amend the Plan to eliminate the special credits that are provided due to a Change in Control.
1.    This First Amendment shall be effective as of January 1, 2012.
2.    This First Amendment amends only the provisions of the Plan as set forth herein, and those provisions not expressly amended hereby shall be considered in full force and effect. Notwithstanding the foregoing, this First Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this First Amendment.
3.    Section 3.3(d) (Supplemental Contributions - Termination During the Plan Year) of the Plan is hereby amended and restated in its entirety to read as follows:
(d)    Termination During the Plan Year. An Eligible Officer must be employed on December 1 of the relevant Plan Year in order to have any right to receive the Supplemental Contribution called for by this Section 3.3 (Supplemental Contributions) for that Plan Year. (In most instances, the Eligible Officer also must be employed on the date on which the Supplemental Contribution will vest, as provided in paragraph (e)). Notwithstanding the foregoing, an Eligible Officer shall receive a pro-rata Supplemental Contribution if the Eligible Officer incurs a Separation from Service before December 1 of any Plan Year under any of the following circumstances: (1) after reaching Normal Retirement Date; (2) under circumstances that entitle the Eligible Officer to receive benefits under the Officer Retention Plan; (3) due to Disability or (4) due to the death of the Eligible Officer. The pro-rata Supplemental Contribution shall be calculated based on the time elapsed between December 1 of the prior Plan Year and the date of the Eligible Officer's Separation from Service as compared to 365 days and shall be credited to the

Eligible Officer's Account within thirty (30) days of the Eligible Officer's Separation from Service. For example, if an Eligible Officer terminates employment on June 1, 2012 due to retirement, the Eligible Officer will receive 50% of the Supplemental Contributions for the 2012 Plan Year and that amount will be credited to the Eligible Officer's Account by July 1, 2012.
4.    Section 3.5 (Special Change In Control Provisions) of the Plan is hereby amended and restated in its entirety to read as follows:
3.5    Reserved.
IN WITNESS WHEREOF, PNM Resources has caused this First Amendment to be executed as of this _28th_ day of _March________, 2012.
PNM RESOURCES, INC.
By:    /s/ Patrick Apodaca
Its:    Sr. V.P., General Counsel & Secretary

2